Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Second Quarter 2008 Results

NEW YORK, JULY 22, 2008 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the second quarter of 2008 increased 11.0% to $307.0 million from $276.7 million in the second quarter of 2007. Diluted earnings per share in the second quarter of 2008 increased 14.3% to $0.96 per share from $0.84 per share in the second quarter of 2007.

Worldwide revenue increased 11.2% to $3,476.9 million from $3,126.1 million in the second quarter of 2007. Domestic revenue for the second quarter of 2008 increased 5.5% to $1,751.3 million compared to $1,659.7 million in the second quarter of 2007. International revenue increased 17.7% to $1,725.6 million compared to $1,466.4 million in the second quarter of 2007.

Net income for the six months ended June 30, 2008 increased 12.2% to $515.6 million from $459.7 million in the same period in 2007. Diluted earnings per share for the six months ended June 30, 2008 increased 16.7% to $1.61 per share in 2008 from $1.38 per share in the same period in 2007.

Worldwide revenue for the six months ended June 30, 2008 increased 11.8% to $6,672.3 million from $5,966.7 million in the same period in 2007. Domestic revenue for the six months ended June 30, 2008 increased 6.5% to $3,412.5 million from $3,203.5 million in the same period in 2007. International revenue for the six months ended June 30, 2008 increased 18.0% to $3,259.8 million from $2,763.2 million in the same period in 2007.

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended June 30,	2008	2007
Revenue	$ 3,476.9	$ 3,126.1
Operating expenses	2,960.1	2,664.5

Operating profit	516.8	461.6
Net interest expense	18.7	22.2

Income before income taxes	498.1	439.4
Income taxes	167.2	148.8

Income after income taxes	330.9	290.6
Equity in earnings of affiliates	11.0	12.5
Minority interests	(34.9)	(26.4)

Net income	$ 307.0	$ 276.7

Net income per common share
Basic	$ 0.97	$ 0.85
Diluted	$ 0.96	$ 0.84

Weighted average shares (in millions)
Basic	317.5	325.8
Diluted	320.8	330.8
Dividend declared per share	$ 0.150	$ 0.150

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Six Months Ended June 30,	2008	2007
Revenue	$ 6,672.3	$ 5,966.7
Operating expenses	5,804.7	5,189.6

Operating profit	867.6	777.1
Net interest expense	29.7	40.5

Income before income taxes	837.9	736.6
Income taxes	282.4	249.3

Income after income taxes	555.5	487.3
Equity in earnings of affiliates	19.1	17.7
Minority interests	(59.0)	(45.3)

Net income	$ 515.6	$ 459.7

Net income per common share
Basic	$ 1.62	$ 1.40
Diluted	$ 1.61	$ 1.38

Weighted average shares (in millions)
Basic	317.9	328.4
Diluted	321.1	333.5
Dividend declared per share	$ 0.300	$ 0.275